Exhibit 99

Contact: Michael Porter President Porter, LeVay & Rose, Inc. 212-564-4700 mike@plrinvest.com www.plrinvest.com

For Immediate Release: February 1, 2006	NEWS RELEASE
Telkonet Concludes Acquisition of Microwave Satellite Technologies, Inc.

Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing powerline carrier (PLC) networking solutions using existing electrical wiring, today announced the conclusion of the acquisition of a 90% controlling interest in Microwave Satellite Technologies (MST), a communications technology company that offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider (ISP). The $9 million cash and stock transaction will allow Telkonet to provide a complete “triple-play” solution to subscribers of HDTV as well as VoIP telephony and NuVision broadband Internet access to commercial multi-dwelling units and hotels. Telkonet previously announced that the two parties had entered into a definitive agreement for this transaction in December of 2005 and now the formal closing of the transaction has occurred pursuant to the terms of the definitive agreement.

E. Barry Smith, CFO of Telkonet said, “With the MST acquisition, the combination of Telkonet’s iWire System™ and MST’s ‘triple play’ solution will generate a recurring revenue stream from its subscriber base while creating significant value for our shareholders.”

Frank Matarazzo, President and Founder of MST said, “Having worked in the private cable and satellite communications industry for the past 25 years and having been exposed to the introduction and obsolescence of platforms, rarely do you see the convergence of so many technologies that make the introduction of the Telkonet iWire System™ ideal for rapid deployment in so many areas of opportunity. The world is going IP and we will capitalize on that movement by providing IP-based services over the Telkonet iWire System™ to commercial office buildings, residential buildings, hotels and more. In-building broadband over powerline technology, specifically the Telkonet PLC solution, is a revolution in the technological world we live in, only rivaled by the introduction of the PC in the mid-to-late 1970’s. This partnership with Telkonet will enable MST to realize its vision of a total IP platform at a fraction of the cost as compared to traditional means.”

About Microwave Satellite Technologies (MST)
Microwave Satellite Technologies, Inc. (MST) is a communications technology company that specializes in video to the desktop, video conferencing, distance learning, two-way data, and Internet access services. MST offers complete sales, installation, and service of VSAT and

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business television networks, and is a full-service national Internet Service Provider (ISP), offering the latest in web hosting and design. MST’s NuVisions Broadband services offer cable television, cable modem high-speed Internet, and telephone services to multi-family residences, commercial buildings, and institutional owners. MST delivers its services using microwave and fiber optic technology for superior performance, and now offers over 40 channels of high definition television (HDTV). MST has recently begun deployment of its new Interactive Wi-Fi, hot-zone system that will offer wireless Internet service in large geographic areas of New York City, and is introducing the newest Powerline Carrier (PLC) technology to high- speed Internet users in apartment buildings, hotels, and business environments. For more information, visit our websites at www.mst-online.com and www.nuvisionsbroadband.com.

About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure.

The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).